Exhibit 3.11
CERTIFICATE OF ELIMINATION
of
DESIGNATION, PREFERENCES AND RIGHTS
of the
SPECIAL VOTING PREFERRED STOCK
of
BROOKS AUTOMATION, INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     Brooks Automation, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:
     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors adopted resolutions creating a series of Preferred Stock, par value $0.01 per share, designated as Special Voting Preferred Stock.
     That a Certificate of Designations of the Special Voting Preferred Stock was duly executed, acknowledged and filed with the Secretary of State of the State of Delaware on May 14, 2002, and subsequently recorded in the office of the recorder of the county in which is located the Corporation’s registered office in the State of Delaware.
     That on October 25, 2005 the Board of Directors of the Corporation duly adopted the following resolutions:

RESOLVED:	That no shares of Special Voting Preferred Stock, par value $0.01 per share (the “Special Voting Preferred Stock”) are outstanding and that none will be issued subject to the certificate of designations previously filed with the Secretary of State of the State of Delaware with respect to such stock.

RESOLVED:	That the one (1) authorized and unissued share of Special Voting Preferred Stock be and hereby is returned to the status of authorized, unissued and undesignated Preferred Stock.

RESOLVED:	That the Chief Executive Officer, Chief Financial Officer and General Counsel be, and each acting singly hereby is, authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to Sections 103 and 151 of the Delaware General Corporation Law to effect the foregoing resolutions.
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     IN WITNESS WHEREOF, Brooks Automation, Inc. has caused this certificate to be executed this 27th day of October, 2005.

BROOKS AUTOMATION, INC.

By:	/s/ Thomas S. Grilk

	Name:	Thomas S. Grilk
	Title:	Senior Vice President and General Counsel